Exhibit 99.1

Enumeral Reports Second Quarter 2015 Financial Results

CAMBRIDGE, Mass.—August 12, 2015—Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM) (“Enumeral” or the “Company”), a biotechnology company focused on discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases, today reported financial results for the quarter ended June 30, 2015.

“We are pleased with the recent progress we have made in our pipeline, especially with our PD-1 and TIM-3 antibody programs,” said Arthur H. Tinkelenberg, Ph.D., President and Chief Executive Officer. “We have identified numerous distinct families of antibodies that target PD-1, including a subset that appears to bind to PD-1 in a manner different from that of currently marketed anti-PD-1 antibodies. In addition, we have developed the capability to determine the sequences of T cell receptors from single T cells. We are now in the process of more fully characterizing our diverse collection of PD-1 and TIM-3 antibodies using our proprietary human biopsy-based immune-profiling platform and novel capabilities to develop next generation checkpoint-targeted therapies that elicit precise immune modulation through interactions with defined subsets of immune cells.”

Dr. Tinkelenberg added, “On the corporate front, we continue to add leading scientific and business leaders to our team, most recently with the appointments of Dr. Giulio Draetta and Dr. Kai Wucherpfennig to our Scientific Advisory Board, and Robert J. Easton to our Board of Directors. Their insights and guidance will be especially useful as we advance our programs closer towards the clinic and negotiate strategic collaborations. We are encouraged by our progress over the last quarter, and look forward to reporting on additional developments during the months ahead.”

Recent Business Highlights

•	In July 2015, Enumeral announced recent progress in its R&D pipeline, including the Company’s PD-1 antibody program and its TIM-3 antibody program:

○	Enumeral has identified antibodies that appear to bind to PD-1 in a manner different from that of currently marketed anti-PD-1 antibodies, while retaining activity in cell-based assays. Enumeral has advanced six PD-1 antibodies into pre-clinical characterization, four of which are currently undergoing humanization. The Company anticipates that the humanization process will be completed by the end of the third quarter, which will enable initiation of cell line development for IND-enabling studies.

○	In Enumeral’s TIM-3 program, the Company has isolated 180 screening hits and has sequenced 88 TIM-3 binding antibodies, and screening efforts are ongoing. Enumeral’s bioinformatics analyses indicate desirable diversity, with the antibodies falling into 17 unique clades that bind to TIM-3. The Company believes antibodies that block TIM-3 may potentiate anti-cancer immune responses, either as a monotherapy or in combination with other therapies, including other immune checkpoint-targeted drugs. The Company currently anticipates nominating lead clones by the end of the third quarter 2015, and beginning the humanization process by the end of this year.

○	Enumeral is engaged in ongoing antibody screening in its LAG-3, OX40, and VISTA programs, and has also initiated screening programs against additional undisclosed immunomodulatory receptor targets.

•	In July 2015, Enumeral appointed Robert J. Easton to its Board of Directors. Mr. Easton is a recognized leader in the life sciences and healthcare industries, and currently serves as Co-Chairman of Bionest Partners, Inc., a consulting firm he co-founded that specializes in strategic planning for pharmaceutical, medical device and diagnostic companies.

•	In June 2015, Enumeral announced the expansion of its Scientific Advisory Board with the appointments of Giulio Draetta, M.D., Ph.D., and Kai Wucherpfennig, M.D., Ph.D., recognized leaders in the fields of tumor biology and cancer immunotherapy. Dr. Draetta is Director of the Institute for Applied Cancer Science at M.D. Anderson Cancer Center, where he is also Professor of Genomic Medicine and Professor of Molecular and Cellular Oncology. Dr. Wucherpfennig is Professor and Co-Chairman of the Department of Cancer Immunology and AIDS at Dana-Farber Cancer Institute and Professor of Neurology at Harvard Medical School.

Second Quarter 2015 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of June 30, 2015 were $8.4 million, compared to $13.5 million as of December 31, 2014. The Company believes that its existing cash and cash equivalents, as well as anticipated cash flow from collaborations, will be sufficient to support its operations into the second quarter of 2016.

•	Revenue: Revenue was $381,313 for the three months ended June 30, 2015, as compared to $0 for the three months ended June 30, 2014. This increase in revenue is attributable to the Company’s collaboration agreement with Merck and its grant from the National Cancer Institute.

•	Research and Development Expenses: Research and development (“R&D”) expenses increased by $1,014,061 to $1,805,166 for the three months ended June 30, 2015, as compared to $791,105 for the three months ended June 30, 2014. This increase is primarily attributable to increases in payroll and personnel expenses related to the hiring of additional R&D employees, increases in outsourced services, increased laboratory costs, and an increase in depreciation expense. Enumeral expects R&D expenses to continue to increase as the Company hires additional personnel and further expands its facilities to accommodate future and existing proprietary programs.

•	General and Administrative Expenses: General and administrative expenses increased by $1,149,394 to $1,492,017 for the three months ended June 30, 2015, as compared to $342,623 for the three months ended June 30, 2014. This increase is primarily attributable to increases in payroll and personnel expenses and increased professional services fees, which includes additional fees related to being a publicly traded company.

•	Interest income (expense): Net interest income (expense) increased by $80,705 to $4,985 for the three months ended June 30, 2015, as compared to ($75,720) for the three months ended June 30, 2014. This increase is primarily attributable to the decrease in interest expense associated with the extinguishment of previously issued debt and convertible notes in connection with the Company’s July 2014 private placement transaction (the “PPO”). No such instruments were outstanding during the three months ended June 30, 2015.

•	Change in fair value of derivative liabilities: In connection with the PPO, the Company issued warrants to purchase an aggregate of 23,549,510 shares of Enumeral common stock. The Company also issued warrants to purchase an aggregate of 66,574 shares of its common stock related to a prior financing transaction. As of June 30, 2015, these warrants remained unexercised. The fair value of the warrants is recorded in the liability section of the unaudited condensed consolidated balance sheet and at June 30, 2015 was estimated at $8,567,052. During the three month period ended June 30, 2015, the Company realized a gain of $2,881,866, due to the change in the fair value of the warrant liability. This gain is principally a result of the decrease of the fair value of the Company’s stock price between March 31, 2015 and June 30, 2015. The Company expects that future changes in the fair value of the warrant liability will be due primarily to fluctuations in the value of the Company’s common stock and potential exercises of outstanding warrants.

•	Net Loss: Net loss decreased by $1,177,410 to $29,019 for the three months ended June 30, 2015, as compared to a net loss of $1,206,429 for the three months ended June 30, 2014. This decrease was primarily due to an increase in the change in fair value of derivative liabilities of $2,878,847 and an increase in revenues of $381,313, offset by an increase of $2,163,455 in research and development and general and administrative expenses.

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, OX40, and VISTA. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. For more information on Enumeral, please visit www.enumeral.com.

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Enumeral Biomedical Holdings Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$8,378,110	$13,470,236
Other current assets	560,241	486,781
Total current assets	8,938,351	13,957,017

Property and equipment, net	1,267,695	1,007,127
Other assets	569,326	570,826
Total assets	$10,775,372	$15,534,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
(DEFICIENCY)
Current liabilities:
Accounts payable	$392,878	$614,106
Accrued expenses	685,078	217,141
Derivative liabilities	8,567,052	16,118,802
Other liabilities	174,052	167,324
Total current liabilities	9,819,060	17,117,373
Other long term liabilities	58,252	101,180
Total liabilities	9,877,312	17,218,553
Total stockholders’ equity (deficiency)	898,060	(1,683,583)
Total liabilities and stockholders’ equity (deficiency)	$10,775,372	$15,534,970

Enumeral Biomedical Holdings Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,
	2015	2014

Revenue:
Collaboration and license revenues	$289,049	$—
Grant revenue	92,264	—
	381,313	—
Cost of revenue and expenses:
Research and development	1,805,166	791,105
General and administrative	1,492,017	342,623
Total cost of revenue and expenses	3,297,183	1,133,728
Loss from operations	(2,915,870)	(1,133,728)
Other income (expense):
Interest income (expense)	4,985	(75,720)
Change in fair value of derivative liabilities	2,881,866	3,019
Total other income (expense), net	2,886,851	(72,701)
Net loss before income taxes	(29,019)	(1,206,429)
Provision for income taxes	—	—
Net loss	$(29,019)	$(1,206,429)
Other comprehensive loss:
Reclassification for loss included in net income (loss)	19,091	—
Net unrealized holding losses on available-for-sale securities arising during the period	(2,730)	—
Comprehensive loss	$(12,658)	$(1,206,429)
Loss per common share:
Basic	$(0.00)	$(0.06)
Diluted	$(0.00)	$(0.06)
Weighted-average number of common shares outstanding:
Basic	51,638,912	18,706,679
Diluted	51,638,912	18,706,679

Contacts

Enumeral Biomedical Holdings, Inc.

Kevin G. Sarney, 617-945-9146

kevin@enumeral.com

Burns McClellan, Inc., on behalf of Enumeral Biomedical Holdings, Inc.

Investors

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Justin Jackson, 212-213-0006, ext. 327

jjackson@burnsmc.com